Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Capstone Technologies Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

  Calculation of Registration Fee

Title of each Class of Securities To be Registered	Amount to be registered (1)	Proposed maximum Offering price per share (2)(3)(4)(5)	Proposed maximum aggregate Offering price	Amount of registration fee
Common Stock, $0.001 par value per share, to be offered by the issuer	5,000,000	$3.00	$15,000,000	$1,653.00

Total	5,000,000	3.00	$15,000,000	$1,653.00

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.

(3)	Offering price has been arbitrarily determined by the Board of Directors.

(4)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).

(5)	The offering price has been calculated as the exercise price solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(g).